Exhibit (a)(1)(C)

TRINSEO S.A.

OFFER TO PURCHASE FOR CASH BY
TRINSEO S.A.
UP TO 1,165,000 ORDINARY SHARES
AT A PURCHASE PRICE OF $35.63

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON APRIL 25, 2016 UNLESS THE OFFER IS EXTENDED. TRINSEO S.A. MAY EXTEND THE OFFER PERIOD AT ANY TIME.

March 28, 2016

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        Trinseo S.A., a Luxembourg limited liability company ("Trinseo") is offering to purchase for cash up to 1,165,000 of its ordinary shares, nominal value $0.01 per share, at a price of $35.63 per share.

        Trinseo's offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated March 28, 2016, and in the related letter of transmittal which, together with the offer to purchase, as they may be amended and supplemented from time to time, constitute the offer.

        Only shares properly tendered and not properly withdrawn will be purchased. However, because of the proration provisions described in the offer to purchase, all of the shares tendered may not be purchased if more than 1,165,000 shares are properly tendered. All shares tendered and not purchased, including shares not purchased because of proration or the conditional tender procedures, will be returned at Trinseo's expense as soon as practicable following the expiration date.

        If the number of shares tendered is more than 1,165,000, Trinseo will purchase shares on a pro rata basis (subject to the "odd lot" priority) from all shareholders who tendered shares, provided that Trinseo reserves the right to accept for purchase pursuant to the tender offer up to an additional 2% of outstanding shares without extending the tender offer, subject to obtaining any necessary approvals required under Luxembourg law.

        The offer is not conditioned on any minimum number of shares being tendered.

        Upon the terms and subject to the conditions of Trinseo's offer, if more than 1,165,000 shares are properly tendered and not properly withdrawn, Trinseo will purchase, subject to the conditional tender procedures described in Section 6 of the offer to purchase, all other shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

        For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

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  offer to purchase, dated March 28, 2016;

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  letter that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining those clients' instructions with regard to the tender offer;

  •
  letter of transmittal for your use and for the information of your clients (together with accompanying instructions and substitute Form W-9); and

  •
  guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on substitute Form W-9.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. The tender offer and withdrawal rights will expire at 5:00 p.m., New York City time, on April 25, 2016, unless the offer is extended.

        No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer (other than fees paid to the information agent as described in the offer to purchase). Trinseo will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Trinseo will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the offer to purchase and letter of transmittal.

        In order to properly tender shares under the tender offer, a shareholder must provide that the depositary receives the following before the offer expires:

  •
  either (a) certificates for the shares or (b) a confirmation of receipt for the shares pursuant to the procedure for book-entry transfer described in Section 3 of the offer to purchase; and

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  either (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees or (b) an "agent's message" of the type described in Section 3 of the offer to purchase in the case of a book-entry transfer; and

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  any other documents required by the letter of transmittal.

        Any inquiries you may have with respect to the tender offer should be addressed to the information agent, Okapi Partners LLC, at its address and telephone number set forth on the back page of the offer to purchase.

        Additional copies of the enclosed material may be obtained from Okapi Partners LLC by calling them at (212) 297-0720.

Very truly yours,
Trinseo S.A.
Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF TRINSEO, OR ITS AFFILIATES, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER TO PURCHASE, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.